      							OMB Number			3235-0104
								Expires:	December 31, 2001
								Estimated average burden
								hours per response		0.5



			U.S. SECURITIES AND EXCHANGE COMMISSION
					Washington, D. C. 20549
						   FORM 3
			INITIAL STATEMENT OF BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person
	Petroni, Marco	 L.	1725 Kearney St., No. 1, San Francisco, CA 94133
	(Last),	(First)	(Middle),	(Street),		(City)	(State)	(Zip)

2.	Date of Event Requiring Statement (Month/Day/Year)

	December 28, 1999

3.	IRS or Social Security Number of Reporting Person (Voluntary)

	________

4.	Issuer Name and Ticker and Trading Symbol

	OPTi, Inc. (OPTI)

5.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			__X_ 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

6.	If Amendment, Date of Original (Month/Day/Year)

	_____________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	____ Form filed by one Reporting Person

	_X__ Form filed by More than One Reporting Person

FORM 3 (continued)							Page 2 of 6 Pages

Table I - Non-Derivative Securities Beneficially Owned


1.	Title of Security (Inst. 4)
	Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	4,950

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)
	D(1)

4.	Nature of Indirect Beneficial Ownership (Instr. 5)
	____________________

___________________________________________________________________________

1.	Title of Security (Inst. 4)
	Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	1,177,000

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)
	D(2)

4.	Nature of Indirect Beneficial Ownership (Instr. 5)
	____________________


Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.	(Over)

* If the form is filed by more than one reporting person,
  see Instruction 5(b)(v).							SEC 1473 (3-99)

FORM 3 (continued)							Page 3 of 6 Pages

Table II -	Derivative Securities Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security  (Inst. 4)
	___________________________________________

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title ________________________	Amount or Number of Shares	__________

4.	Conversion or Exercise Price of Derivative Security
	_______________

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)
	____________________

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________
___________________________________________________________________________

Explanation of Responses:

(1)  Owned directly by Marco L. Petroni (Petroni).

(2) 	Owned directly by MGCM Partners,. L.P. (MGCM).  Also owned indirectly by MG Capital Management, LLC (MG Capital) as the general partner of MGCM, and by Petroni as Manager of MG Capital. MG Capital and Petroni disclaim beneficial ownership of the securities reported except to the extent of their respective pecuniary interests in those securities.

FORM 3 (continued)							Page 4 of 6 Pages

Dated:	January 4, 2000

							MG CAPITAL MANAGEMENT, LLC
 							A Delaware Limited Liability Company


							/s/ Marco L. Petroni
								Marco L. Petroni
								Manager


							MGCM PARTNERS, L. P.
							A Delaware Limited Partnership

							By:  MG Capital Management, LLC
								General Partner


							/s/ Marco L. Petroni
								Marco L. Petroni
								Manager


							/s/ Marco L. Petroni
								Marco L. Petroni


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 3 (continued)								Page 5 of 6 Pages


						CONFIRMING STATEMENT

This Statement confirms that the undersigned have authorized and designated Marco L. Petroni (Petroni) to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of OPTi Inc. (OPTi). The authority of Petroni under this Statement shall continue until the undersigned are no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of OPTi, unless earlier revoked in writing. The undersigned acknowledge that Petroni is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  January 4, 2000


							MG CAPITAL MANAGEMENT, LLC
 							A Delaware Limited Liability Company


								/s/ Marco L. Petroni
									Marco L. Petroni
									Manager


								MGCM PARTNERS, L. P.
								A Delaware Limited Partnership

								By:  MG Capital Management, LLC
									General Partner


								/s/ Marco L. Petroni
									Marco L. Petroni
									Manager


								/s/ Marco L. Petroni
									Marco L. Petroni

FORM 3 (continued)								Page 6 of 6 Pages

						JOINT FILER INFORMATION

Name:					MG Capital Management, LLC
						1725 Kearney Street, No. 1
						San Francisco, Ca  94133

Designated Filer:			Marco L. Petroni

Issuer & Ticker Symbol:		OPTi, Inc. (OPTi)

Date of Event Requiring Statement:	December 28, 1999


Signature:			MG CAPITAL MANAGEMENT, LLC
				A Delaware Limited Liability Company


				/s/ Marco L. Petroni
					Marco L. Petroni
					Manager



Name:					MGCM Partners, L.P.
						1725 Kearney Street
						San Francisco, Ca  94133

Designated Filer:			Marco L. Petroni

Issuer & Ticker Symbol:		OPTi, Inc. (OPTI)

Date of Event Requiring Statement:	December 28, 1999


Signature:			MGCM PARTNERS, L. P.
				A Delaware Limited Partnership

				By:  MG Capital Management, LLC
				General Partner


				/s/ Marco L. Petroni
				Marco L. Petroni
				Manager